Exhibit 99.5

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) A REGISTRATION STATEMENT RELATING THERETO IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ISSUABLE UNDER THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 29, 2025, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT

to purchase
7,629.05
Shares of Non-Voting Common Equivalent Stock

of

OceanFirst Financial Corp.
a Delaware Corporation

No.	01	Issue Date: June 1, 2026

Table of Contents

Page

1.	DEFINITIONS	1

2.	NUMBER OF SHARES; PERSONS ENTITLED TO EXERCISE WARRANT	4

3.	EXERCISE OF WARRANT; TERM	5

4.	LIMITATION OF EXERCISE	7

5.	COVENANTS AND REPRESENTATIONS OF THE COMPANY	8

6.	ISSUANCE OF SHARES; AUTHORIZATION; LISTING	9

7.	COMPLIANCE WITH SECURITIES LAWS	9

8.	NO FRACTIONAL SHARES OR SCRIP	10

9.	NO RIGHTS AS STOCKHOLDERS; TRANSFER BOOKS	10

10.	TRANSFER	11

11.	REGISTRY OF WARRANT	11

12.	LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT	11

13.	SATURDAYS, SUNDAYS, HOLIDAYS, ETC	11

14.	RULE 144 INFORMATION	11

15.	ADJUSTMENTS AND OTHER RIGHTS	12

16.	BUSINESS COMBINATIONS	17

17.	EXERCISE OF WARRANT IN CONNECTION WITH A DESIGNATED EVENT	17

18.	ATTORNEYS’ FEES	19

19.	TAX TREATMENT OF CASHLESS EXERCISE	19

20.	TRANSFER TAXES	20

21.	NOTICES	20

22.	MISCELLANEOUS	21

i

Index of Defined Terms

Page

ACT	i
affiliate	1
Applicable Price	1
Applicable Restrictions	7
Appraisal Procedure	1
Business Combination	1
business day	1
Cash Designated Event	19
Certificate of Designations	2
Certificate of Incorporation	2
Company	4
Convertible Transfer	2
Designated Event	2
Designated Price	2
Effective Date	17
Exchange Act	7
Excluded Stock	2
Exercise Price	3
Expiration Date	5
Fair Market Value	3
Group	3
Investment Agreement	3
Issue Date	3
Mandatory Exercise Price	3
Notice of Exercise	4
NVCE Stock	4
Ownership Limitation	7
Per Share Cash Designated Event Consideration	19
person	4
SEC	11
Share Recipient	9
Shares	4
Subject Record Date	15
Trading Day	4
Transfer	4
Warrant	4
Warrant Certificate	4
Warrantholder	4
Warrantholder Group	7
Warrantholder Person	7

ii

1.        Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

“affiliate” of a specified person is any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that if the Warrantholder is controlled by a private equity sponsor or similar investment firm, “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry), or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in Investor), of or related to or affiliated with or managed by such sponsor or firm. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Price” means the applicable Conversion Price (as defined in the Certificate of Designations), as adjusted from time to time pursuant to the Certificate of Designations.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one chosen by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two appraisers they are unable to mutually agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual agreement of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company; provided that, if the final determination of the appraisers is less than the fair market value determination of the Board of Directors, then such costs shall be borne solely by the Warrantholder.

“Business Combination” means, whether in a single transaction or series of related transactions, a merger, division, consolidation, share exchange, reorganization, sale of all or substantially all of the Company’s assets to another person or similar transaction (which may include a reclassification) involving the Company (other than the Mergers).

“business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed.

“Certificate of Designations” means the Certificate of Designations of the Non-Voting Common Equivalent Stock, filed with the Delaware Secretary of State on June 1, 2026, effective as of June 1, 2026.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company (as amended by the Certificate of Designations, and as may be further amended, restated, supplemented or otherwise modified from time to time).

“Convertible Transfer” shall have the meaning set forth in the Certificate of Designations.

 “Designated Event” means a single transaction or series of related transactions pursuant to which: (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Voting Common Stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock; (ii) the Company consolidates with, effects a binding share exchange with, or merges with or into, another person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, the Company, in any such event, other than any transaction or series of related transactions: (A) pursuant to which the persons that “beneficially owned,” directly or indirectly, a majority of the total voting power of the shares of the Voting Common Stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving, resulting or transferee person, or of the parent entity of such surviving or transferee person, and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction; or (B) which is effected solely to change jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of the Voting Common Stock solely into equivalent shares of common stock of the surviving entity; or (iii) the holders of the Company’s capital stock approve any plan or proposal for the liquidation or dissolution of the Company.

“Designated Price” means, for any Designated Event, (i) if the consideration paid to holders of Voting Common Stock in connection with such Designated Event consists exclusively of cash, the Per Share Cash Designated Event Consideration multiplied by the number of shares of Voting Common Stock into which such NVCE Stock is then convertible, and (ii) in all other cases, the ten (10) Trading Day average of the Market Price of the Shares ending on the Trading Day prior to the Effective Date of such Designated Event.

“Excluded Stock” means (1) shares of Voting Common Stock issued by the Company as a stock dividend payable in shares of Voting Common Stock, or upon any subdivision or split-up of the outstanding shares of Voting Common Stock, in each case, which is subject to Section VII(b) of the Certificate of Designations, or upon conversion of securities (but not the issuance of such securities convertible or exchangeable into Voting Common Stock which will be subject to the provision of Section 15(b)), (2) shares of Voting Common Stock to be issued in good faith to directors, officers, employees, consultants or other agents of the Company or its Subsidiaries pursuant to options, restricted stock units, other equity-based awards or other compensatory arrangements approved by the Board of Directors in the ordinary course of providing equity compensation awards, (3) any shares of Voting Common Stock issued upon conversion of the NVCE Stock, (4) any shares issued upon the conversion of the Shares issued under this Warrant, (5) any shares of Voting Common Stock or preferred stock of the Company issued pursuant to the Merger Agreement, (6) any other securities exercisable or exchangeable for or convertible into shares of Voting Common Stock issued and outstanding on the Issue Date; provided that, in the case of this clause (6), such securities have not been amended subsequent to the issuance of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities, and (7) any shares of capital stock issued or sold to the Warrantholder or any of its Affiliates.

“Exercise Price” means $19,760; provided, that the foregoing shall be subject to adjustment as expressly set forth herein.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith in reliance on advice received by the Board of Directors from a nationally recognized independent investment banking firm retained by the Company for the purpose of determining the fair market value of shares of the NVCE Stock and certified in a resolution to the Warrantholder. If the Warrantholder does not accept the Board of Director’s calculation of fair market value and, thereafter, the Warrantholder and the Company are unable to agree on fair market value, then the Appraisal Procedure shall be used to determine fair market value.

“Group” means a group as contemplated by Section 13(d)(3) of the Exchange Act.

“Investment Agreement” means that certain Investment Agreement, dated as of December 29, 2025, as it may be amended from time to time, by and among the Company, WPGG 14 Orion L.P. and WPFS II Orion L.P.

“Issue Date” means the date first set forth above opposite the heading Issue Date.

“Mandatory Exercise Price” means $30.00; provided, that the foregoing shall be subject to adjustment as expressly set forth herein.

“Market Price” means, with respect to (1) the NVCE Stock, on any given day, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the NVCE Stock on the principal exchange or market on which the NVCE Stock is so listed or quoted, (b) if the NVCE Stock is not so publicly traded, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Voting Common Stock on the principal exchange or market on which the Voting Common Stock is so listed or quoted multiplied by the number of shares of Voting Common Stock into which such NVCE Stock is then convertible or (c) if neither the foregoing clause (a) nor clause (b) applies, the Fair Market Value of a share of the NVCE Stock and (2) the Voting Common Stock, on any given day, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Voting Common Stock on the principal exchange or market on which the Voting Common Stock is so listed or quoted or (b) if the foregoing clause (a) does not apply, the Fair Market Value of a share of the Voting Common Stock. “Market Price” shall be determined without reference to after-hours or extended-hours trading.

“Notice of Exercise” means a duly completed and executed Notice of Exercise, the form of which is annexed hereto.

“NVCE Stock” means Non-Voting Common Equivalent Stock, par value $0.01 per share, of the Company.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Trading Day” means a day on which the shares of Voting Common Stock (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Voting Common Stock.

“Transfer” means to sell, transfer, make any short sale of, loan, grant any option for the purchase of or interest in or otherwise dispose of this Warrant or any rights hereunder; provided, however, that a pledge or other encumbrance of this Warrant or any rights hereunder that creates a mere security interest in this Warrant or any rights hereunder shall not constitute a Transfer.

“Warrant” means this Warrant issued pursuant to the Investment Agreement.

“Warrant Certificate” means this certificate evidencing this Warrant.

“Warrantholder” means the person who shall from time to time own this Warrant, including any transferee thereof.

2.        Number of Shares; Persons Entitled to Exercise Warrant. On the terms and subject to the conditions, requirements and procedures set forth herein, OceanFirst Financial Corp., a Delaware corporation (the “Company”), hereby certifies that, unless this Warrant has been earlier redeemed, surrendered, cancelled or exercised in full, for value received, this Warrant is exercisable in whole at any time or in part from time to time, for, in the aggregate, 7,629.05 duly authorized, validly issued, fully-paid and nonassessable shares of NVCE Stock (“Shares”), as such number may be adjusted in accordance with the terms of this Warrant, free and clear of all Liens (other than transfer restrictions imposed under the Investment Agreement, this Warrant or applicable securities Laws), by the Warrantholder. The number of Shares issuable hereunder, the Exercise Price and the Mandatory Exercise Price are subject to adjustment as provided herein and in the Certificate of Designations, and all references to “Shares,” “Exercise Price” and “Mandatory Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. If this Warrant is transferred in a Convertible Transfer to any person for whom the underlying NVCE Stock would automatically convert into Voting Common Stock pursuant to Section III(a) of the Certificate of Designations if transferred directly, then, notwithstanding anything to the contrary in this Warrant, this Warrant shall be exercisable by such person in whole at any time or in part from time to time for the number of shares of Voting Common Stock into which the Shares would be convertible pursuant to the Certificate of Designations at the time of exercise (including any cumulative adjustment pursuant to the proviso in the definition of Conversion Price in the Certificate of Designations), and the remaining terms of this Warrant shall apply to such exercise mutatis mutandis.

3.           Exercise of Warrant; Term.

(a)
On the terms and subject to the conditions, requirements and procedures set forth herein, prior to 5:00 p.m. (New York City time) on the seven (7) year anniversary of the Issue Date (the “Expiration Date”):

(i)
this Warrant may be exercised by the Warrantholder, in whole or in part, from time to time, at any time after 9:00 a.m., New York City time, (1) during the period beginning on the third anniversary of the Closing and ending on the Expiration Date or (2) prior to such third anniversary (x) at any time after the Market Price of the Voting Common Stock equals or exceeds the Mandatory Exercise Price at the close of any Trading Day of NASDAQ (or, if NASDAQ is not the principal exchange or market on which the Voting Common Stock is so listed or quoted, such other principal exchange or market on which the Voting Common Stock is so listed or quoted) or (y) in connection with a Designated Event as contemplated by Section 17, in each case of clause (1) or (2), by (x) the delivery by the Warrantholder to the Company of a Notice of Exercise and (y) if applicable, payment by the Warrantholder to the Company of the Exercise Price for the Shares specified in such Notice of Exercise pursuant to Section 3(b); and

(ii)
this Warrant shall be automatically exercised in full for Shares in the event the Market Price of the Voting Common Stock equals or exceeds the Mandatory Exercise Price for twenty (20) or more Trading Days during any thirty (30)-consecutive Trading Day period of NASDAQ (or, if NASDAQ is not the principal exchange or market on which the Voting Common Stock is so listed or quoted, such other principal exchange or market on which the Voting Common Stock is so listed or quoted), and the Warrantholder shall remit to the Company the Exercise Price for the Shares pursuant to Section 3(b).

(b)
Payment of the Exercise Price for the Shares in any exercise pursuant to Section 3(a) shall be effected by the Company withholding, from the Shares that would otherwise be delivered to the Warrantholder upon such exercise, an amount of Shares (but for the avoidance of doubt not more than the number of Shares that would be otherwise deliverable) equal in value to the aggregate Exercise Price in respect of the Shares as to which this Warrant is so exercised, based on, in the case of an exercise pursuant to (i) Section 3(a)(i), the ten (10) Trading Day average of the Market Price of the Shares ending on the second Trading Day prior to the date on which this Warrant is exercised or (ii) Section 3(a)(ii), the ten (10) Trading Day average of the Market Price of the Shares commencing on the second Trading Day following the date on which this Warrant is automatically exercised (provided that in the case of a Cash Designated Event such calculation shall be based on the Per Share Cash Designated Event Consideration multiplied by the number of shares of Voting Common Stock into which such NVCE Stock is then convertible) (“Net Share Settlement”); provided that, if the Company and the Warrantholder mutually agree in writing otherwise, payment of the Exercise Price for the Shares in any exercise pursuant to Section 3(a) shall be made by the Warrantholder delivering to the Company cash in an amount equal to the aggregate Exercise Price by wire transfer of immediately available funds to an account designated by the Company.

(c)
If the Warrantholder exercises a portion (but not all) of this Warrant pursuant to Section 3(a)(i), the Warrantholder will, at the option of the Warrantholder, be entitled to receive from the Company, within a reasonable time, and in any event not exceeding three (3) business days after notice thereof to the Company, a new Warrant Certificate in substantially identical form to this Warrant Certificate, but for the purchase of that number of Shares that remain issuable pursuant to this Warrant.

(d)
If the Warrantholder does not elect to receive a new Warrant Certificate in accordance with Section 3(c), then, notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until this Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) business days after the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in the issuance of a portion of the total number of Shares issuable hereunder shall have the effect of lowering the outstanding number of Shares issuable hereunder in an amount equal to the applicable number of Shares issued upon such partial exercises hereof. The Warrantholder and the Company shall maintain records showing the number of Shares issued upon partial exercises hereof and the date of such issuances. The Company shall inform the Warrantholder if a Notice of Exercise has not been duly completed within three (3) business days of receipt of such notice, but shall not refuse or object to the issuance of the Shares upon receipt of, and pursuant to, a duly completed Notice of Exercise. The Warrantholder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this Section 3, following the exercise of a portion of this Warrant, the number of Shares issuable hereunder at any given time may be less than the amount stated on the face hereof.

(e)
Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may, at the election of the Warrantholder (as set forth in the applicable Notice of Exercise), be conditioned upon the consummation of such transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(f)
Following the close of business on the Expiration Date, this Warrant shall terminate and the Warrantholder shall have no right to acquire any shares pursuant hereto, other than settlement of any exercise pursuant to Section 3(a) that properly occurred prior to the Expiration Date.

4.            Limitation of Exercise.

(a)
The Warrantholder shall have no right to exercise this Warrant, and the Company shall have no obligation to effect any exercise of this Warrant, to the extent that after giving effect to any exercise of this Warrant, such exercise would or would reasonably be expected to (i) cause the Warrantholder, its affiliates or any of their partners or principals to (A) “control” the Company or be required to become a bank holding company, in each case, pursuant to the Bank Holding Company Act of 1956 (the “BHC Act”) , or own or be deemed to control one-third or more of the Company’s “total equity” (as interpreted and calculated in accordance with 12 CFR 225.34 or any successor or similar regulation or interpretation); or (B) serve as a source of financial strength to the Company pursuant to the BHC Act; or (ii) require the Warrantholder, its affiliates or any of their partners or principals to have made any advance filing with, obtained any approval, authorization consent, permit or license of, or provided notice to, any Governmental Entity under Law (which such filing has not been made, or approval, authorization, consent, permit or license has not been obtained or such notice has not been duly provided), including the expiration of any waiting periods associated therewith (including any extensions thereof). In the event that the limitation in this Section 4(a) becomes applicable as a result upon exercise of this Warrant pursuant Section 3(a)(ii), such automatic exercise shall apply only to the portion of the Shares permitted to be delivered in accordance with this Section 4(a) and this Warrant shall remain outstanding with respect to any remaining Shares underlying this Warrant but for purposes of any subsequent exercise of this Warrant the Market Price will be deemed to be the Market Price in effect as of the initial automatic exercise pursuant Section 3(a)(ii) (subject to adjustment in accordance with Section 15 to preserve the value intended economic effect of the automatic exercise) (and, for the avoidance of doubt, giving effect to any cumulative adjustment pursuant to the proviso in the definition of Conversion Price in the Certificate of Designations). This Warrant shall be automatically exercised at such subsequent time(s) when, but in each case only to the extent, permitted pursuant this Section 4(a).

(b)
Notwithstanding anything to the contrary contained in this Warrant, but subject to the following sentence, no Shares will be issued or delivered upon any exercise of this Warrant, and the Warrantholder will not be entitled to receive Shares upon any such exercise, in each case to the extent, and only to the extent, that such issuance or delivery would result in (i) the Warrantholder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) that includes the Warrantholder (a “Warrantholder Group”), beneficially owning in excess of 4.5% of the then-outstanding shares of Voting Common Stock (determined in accordance with Rule 13d-3 under the Exchange Act) or (ii) the Warrantholder, such Warrantholder Group or any person whose ownership position would be aggregated with that of the Warrantholder or such Warrantholder Group (the Warrantholder, such Warrantholder Group or any such person, a “Warrantholder Person”) under any federal, state or local laws, regulations or regulatory orders that are, in each case, applicable to ownership of shares of Voting Common Stock (“Applicable Restrictions”), owning, beneficially owning, constructively owning, controlling, holding the power to vote or otherwise meeting a relevant definition of ownership in excess of a number of shares of Voting Common Stock equal to (x) the number of shares of Voting Common Stock that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Warrantholder Person, and with respect to which such requirements have not been met or the relevant approval has not been received, in each case minus (y) 0.1% of the then-outstanding shares of Voting Common Stock (the restrictions set forth in this sentence, the “Ownership Limitation”). If any Shares (and cash in lieu of fractional Shares) otherwise due upon the exercise of the Warrant is not delivered as a result of the Ownership Limitation, then the Company’s obligation to deliver such Shares (and cash in lieu of fractional Shares) will not be extinguished and will remain in full force and effect, provided that the Company will deliver such Shares (for the avoidance of doubt, giving effect to any cumulative adjustment pursuant to the proviso in the definition of Conversion Price in the Certificate of Designations through the date of delivery) (and cash in lieu of fractional Shares) as soon as reasonably practicable after (and to the extent that) the Warrantholder provides written notice to the Company that such delivery will not contravene the Ownership Limitation. Subject to the preceding sentence, any purported delivery of Shares upon exercise of this Warrant will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Ownership Limitation. Upon the reasonable written request of the Warrantholder, the Company shall within three (3) Trading Days confirm orally or in writing to the Warrantholder the number of shares of Voting Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Voting Common Stock. Notwithstanding the foregoing, the provisions of this Section 4(b), other than the immediately preceding sentence, shall not apply to the initial Warrantholder to which this Warrant was originally issued and affiliates of such initial Warrantholder.

5.           Covenants and Representations of the Company. The Company hereby represents, covenants and agrees, as applicable:

(a)
Except and to the extent as waived or consented to by the Warrantholder, the Company shall not by any action, including amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or intentionally seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Warrantholder as set forth in this Warrant against impairment.

(b)
The Company shall (i) not increase the par value of any Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) issue duly authorized, validly issued, fully paid and non-assessable Shares upon the proper exercise of this Warrant, and (iii) use reasonable best efforts to (x) obtain all such authorizations, exemptions or consents required of the Company from any Governmental Entity as may be necessary to enable the Company to perform its express obligations under this Warrant and (y) take all necessary actions so that the Shares may be issued without violation of Law or any requirement of any securities exchange on which the Shares or the Voting Common Stock are listed or traded.

(c)
Before taking any action which would result in an adjustment in the number of Shares for which this Warrant is exercisable or in the Exercise Price or Mandatory Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, and take all such corporate action, as may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Shares at the Exercise Price or Mandatory Exercise Price as so adjusted.

(d)
Prior to the Expiration Date, the Company shall at all times reserve and keep available, solely for the purpose of providing for the exercise of this Warrant, that number of shares of (i) NVCE Stock sufficient for issuance upon exercise of this Warrant and (ii) Voting Common Stock sufficient for issuance of shares of Voting Common Stock upon conversion of shares of such shares of NVCE Stock in accordance with their terms.

6.        Issuance of Shares; Authorization; Listing. In the event of any exercise of this Warrant in accordance with and on the terms and subject to the conditions hereof, any Shares issued pursuant to such exercise, if applicable, shall be issued in such name(s) as the Warrantholder may designate and shall be delivered by the Company to such named person(s) within three (3) business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant; provided that, the Shares to be delivered upon exercise of this Warrant pursuant Section 3(a)(ii) shall instead be delivered within three (3) business days after the last day of the ten (10)-day period contemplated in Section 3(b)(ii); provided, further that if the Company and the Warrantholder agree for a cash payment to be made pursuant to Section 3(b), the Company shall not be obligated to issue or deliver the Shares to such named person prior the first (1st) business day following full satisfaction of the cash payment obligation of the Warrantholder pursuant to Section 3(b). Any such delivery shall be made via book-entry transfer crediting the account of the Warrantholder through the Company’s transfer agent and registrar for the NVCE Stock. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with Section 3 shall be duly authorized, validly issued, fully-paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free and clear of all Liens (other than (a) transfer restrictions imposed hereunder, under the Investment Agreement or Law or (b) Liens created by the Warrantholder occurring prior to, or contemporaneously with, such exercise). The Company agrees that the Shares so issued shall be deemed to have been issued if this Warrant is exercised pursuant to Section 2 (the person to whom such Shares shall be deemed to have been so issued in accordance with Section 2, the “Share Recipient”) as of the close of business on the date on which the Warrant Certificate and payment of the Exercise Price are delivered to the Company in accordance with the terms hereof (it being agreed that payment of the Exercise Price by net settlement pursuant to Section 3(b) shall be deemed to occur by delivery to the Company of the Notice of Exercise), notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company shall (i) procure, at its sole expense, the listing of the Shares and other securities issuable upon exercise of this Warrant (solely to the extent they are shares of Common Stock), subject to issuance or notice of issuance on all stock exchanges on which the Common Stock is then listed or traded, and (ii) use reasonable best efforts to maintain the listing of such Shares after issuance. The Company shall use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

7.
Compliance with Securities Laws.

(a)
The Warrantholder, by acceptance hereof, acknowledges that the offer and sale of this Warrant and any Shares to be issued upon exercise hereof have not been registered under the Securities Act or under any U.S. state security Law and are being acquired pursuant to an exemption from registration under the Securities Act solely for the Warrantholder’s own account, and not as a nominee for any other party, and for investment with no present intention to distribute this Warrant (or any Shares issuable upon exercise hereof) to any person in violation of the Securities Act or any U.S. state securities Law, and that the Warrantholder shall not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any U.S. state securities Law.

(b)
Except as provided in Section 7(c), this Warrant and any Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the form (which, in the case of the Shares, shall be in the form of an appropriate book entry notation) set forth in Section 4.6(a) of the Investment Agreement.

(c)
The Company shall promptly cause clause (i) of such legend to be removed from any certificate or other instrument for this Warrant or the Shares and the Company shall deliver all necessary documents to the transfer agent in connection therewith without charge as to this Warrant or any Shares upon request of (x) the Warrantholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, or (y) the Warrantholder in connection with a sale or transfer of the Warrant or the Shares at a time when this Warrant or the Shares have been registered under the Securities Act (unless subject to any transfer restrictions under Rule 144 for affiliates) or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of this Warrant or the Shares without volume and manner of sale restrictions. The Company shall, whether or not requested by Warrantholder, cause clause (ii) of the legend to be removed upon the Transfer of this Warrant or the Shares to be Transferred upon exercise hereof to a person that is not (and will not, in connection with such Transfer) be a party to the Investment Agreement (or bound by the terms thereof).

(d)
The Company and the Warrantholder acknowledge that the Shares issuable upon exercise of this Warrant, including the Voting Common Stock issuable upon conversion of the Shares, shall be entitled to the benefits of the Registration Rights Agreement, as the same may be amended, amended and restated or supplemented from time to time.

8.          No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Share Recipient would otherwise be entitled, the Share Recipient shall be entitled to receive a cash payment equal to the Market Price of the Shares on the last business day preceding the date of exercise less the portion of the Exercise Price attributable to such fractional share; provided that, if the making of a cash payment in lieu of the issuance of a fractional share is prohibited by Law or contract, the number of shares issued by the Company upon exercise of this Warrant shall be rounded to the nearest whole share.

9.           No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any rights of a holder of NVCE Stock prior to the date of exercise hereof. Effective immediately prior to the close of business on such date of exercise, the Share Recipient shall have any rights as a holder of NVCE Stock. The Company will at no time close its transfer books against Transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

10.         Transfer.

(a)
Subject to compliance with Section 10(b) and Law, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, or by means of electronic transmission, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2, and delivery of the form of assignment annexed hereto, duly completed and executed. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants certificate pursuant to this Section 10 shall be paid by the Company.

(b)
The Warrantholder shall be entitled to Transfer this Warrant only (i) in compliance with Section 4.2 of the Investment Agreement or (ii) to any person with the prior written consent of the Company.

11.       Registry of Warrant. The Company shall maintain a registry in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates (showing the name and address of the Warrantholder as the registered holder of this Warrant) and exchanges and transfers thereof. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, and the Company shall be entitled to rely in all respects upon such registry, and the Company shall not be affected by any notice to the contrary, except any Transfer of the Warrant effected in accordance with the provisions of this Warrant, including Section 10.

12.         Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Warrant Certificate and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall execute and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the right to purchase the same aggregate number of Shares issuable pursuant to such lost, stolen, destroyed or mutilated Warrant Certificate, less the number of Shares previously issued upon any exercise of this Warrant pursuant to Section 3.

13.         Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

14.       Rule 144 Information. The Company covenants that it will use reasonable best efforts to timely file all reports and other documents that may be required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as may be necessary to permit sales pursuant to Rule 144), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

15.        Adjustments and Other Rights. The Exercise Price, the Mandatory Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one section or subsection of this Section 15 is applicable to a single event, the section or subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one section or subsection of this Section 15 so as to result in duplication.

(a)
Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare, order, and pay or make a dividend or make a distribution on its NVCE Stock payable in shares of NVCE Stock (which shall not include any shares of NVCE Stock issued by the Company upon exercise of this Warrant), (ii) split, subdivide or reclassify the outstanding shares of NVCE Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of NVCE Stock into a smaller number of shares, in each case, then the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as applicable, upon exercise of this Warrant, shall be entitled to purchase the number of shares of NVCE Stock which such holder would have been entitled to receive in respect of the Shares after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as applicable. In such event, the Exercise Price and Mandatory Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment determined pursuant to the immediately preceding sentence, multiplied by (2) the Exercise Price or Mandatory Exercise Price (as applicable) in effect immediately prior to the record or effective date, as applicable, with respect to the dividend, distribution, split, subdivision, reclassification or combination giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant in full determined pursuant to the immediately preceding sentence.

(b)
Voting Common Stock Issued at Less than the Applicable Price.

(i)
If the Company issues or sells, or agrees to issue or sell, any Voting Common Stock or other securities that are convertible into or exchangeable or exercisable for (or are otherwise linked to) Voting Common Stock (in each case, other than Excluded Stock) for consideration per share less than the Applicable Price, then the Exercise Price and Mandatory Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price or Mandatory Exercise Price, as applicable, in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Voting Common Stock outstanding immediately prior to such issuance or sale, plus (2) the number of shares of Voting Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Voting Common Stock so issued or sold would purchase at the Applicable Price absent the adjustments contemplated by this clause (b)(i), and (y) the denominator of which shall be the number of shares of Voting Common Stock outstanding immediately after such issuance or sale. In such event, the number of shares of NVCE Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price or Mandatory Exercise Price, as applicable, in effect immediately prior to the issuance or sale giving rise to this adjustment, by (y) the new Exercise Price or Mandatory Exercise Price, as applicable, determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or Mandatory Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this subclause (i) of this Section 15(b), other than as would be contemplated by Section 15(b)(ii)(3)(D).

(ii)
For the purposes of any adjustment of the Exercise Price or Mandatory Exercise Price and the number of Shares issuable upon the exercise of this Warrant pursuant to this Section 15(b), the following provisions shall be applicable:

(1)
In the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash paid therefor before deducting therefrom any discounts, commissions or placement fees allowed, paid or incurred by the Company for any underwriter, placement agent or otherwise in connection with the issuance and sale thereof.

(2)
In the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting therefrom any discounts, commissions or placement fees allowed, paid or incurred by the Company for any underwriter, placement agent or otherwise in connection with the issuance and sale thereof.

(3)
In the case of the issuance of (x) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (y) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(A)
The aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 15(b)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights, plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(B)
The aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in Section 15(b)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(C)
On any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to (or less favorable than) the anti-dilution provisions contained herein), the Exercise Price or Mandatory Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price or Mandatory Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(D)
Upon the expiration of any options, warrants or rights to purchase equity or equity-linked securities, in each case, which shall not have been exercised and for which any adjustment was made pursuant to this Section 15(b) upon the issuance or sale thereof, the Exercise Price and Mandatory Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect hereunder shall, upon such expiration, be recomputed to such Exercise Price and Mandatory Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights on the basis of the issuance of only the number of shares of Voting Common Stock actually issued upon the exercise of such options, warrants or rights.

(E)
If the Exercise Price or Mandatory Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance or sale of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price or Mandatory Exercise Price or the number of Shares issuable upon the exercise of this Warrant shall be made for the actual issuance of NVCE Stock upon the exercise, conversion or exchange hereof.

(c)
Rounding of Calculations; Minimum Adjustments. All calculations under this Section 15 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the Exercise Price, the Mandatory Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-hundredth (1/100th) of a share of NVCE Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-hundredth (1/100th) of a share of NVCE Stock or more.

(d)
Timing of Issuance of Additional NVCE Stock Upon Certain Adjustments. In any case in which (i) the provisions of this Section 15 shall require that an adjustment shall become effective immediately after a record date (the “Subject Record Date”) for an event, and (ii) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event, (1) issuing to the Warrantholder or Share Recipient (as applicable) the additional shares of NVCE Stock issuable upon such exercise by reason of the adjustment required by such event and (2) paying to such Warrantholder or Share Recipient (as applicable) any amount of cash in lieu of a fractional share of NVCE Stock; provided, however, that the Company upon request shall deliver to such Warrantholder or Share Recipient a due bill or other appropriate instrument evidencing such Warrantholder’s or Share Recipient’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(e)
Statement Regarding Adjustments. Whenever the Exercise Price, Mandatory Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 15, the Company shall cause a statement setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof to be delivered the Warrantholder as promptly as practicable after the event giving rise to such adjustment at the address appearing in the Warrant registry.

(f)
Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 15 (but only if the action of the type described in this Section 15 would result in an adjustment in the Exercise Price, the Mandatory Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and Mandatory Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(g)
Adjustment Rules. Any adjustments pursuant to this Section 15 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price or the Mandatory Exercise Price made hereunder would reduce the Exercise Price or the Mandatory Exercise Price to an amount below par value of the NVCE Stock, then such adjustment in Exercise Price or the Mandatory Exercise Price made hereunder shall reduce the Exercise Price or the Mandatory Exercise Price to the par value of the NVCE Stock.

(h)
Prohibited Actions.

(i)
The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price or the Mandatory Exercise Price if the total number of shares of NVCE Stock issuable after such action upon exercise of this Warrant, together with all shares of NVCE Stock then outstanding and all shares of NVCE Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of NVCE Stock then authorized by its Certificate of Incorporation.

(ii)
Notwithstanding anything herein to the contrary, no adjustment to the Exercise Price or Mandatory Exercise Price or the number of Shares shall be permitted to the extent that such adjustment would or would be reasonably expected to (a) cause the Warrantholder (together with its affiliates or any other party with which the Warrantholder may be aggregated for purposes of the BHC Act) to own or be deemed to control one-third or more of the Company’s “total equity” (as interpreted and calculated in accordance with 12 CFR 225.34 or any successor or similar regulation or interpretation) or (b) cause the Warrantholder to be deemed a bank holding company for purposes of the BHC Act. Any adjustment not made pursuant to the preceding sentence will be carried forward and made at such future time as such adjustment would be permitted under the preceding sentence.

16.         Business Combinations. In case of any Business Combination, the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination, into the right to acquire the number of shares of stock or other securities or property (including cash) that a holder of the number of Shares immediately prior to such Business Combination would have been entitled to receive upon consummation of such Business Combination (without taking into account any limitations or restrictions on the exercisability of this Warrant). In determining the kind and amount of stock, securities or the property (including cash) receivable upon the occurrence of such Business Combination, if the holders of Voting Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right at the same time to make the same election with respect to the number of shares of stock or other securities or property which the Warrantholder would have been entitled to receive upon exercise of this Warrant by providing a written notice of such election to the Company.

17.          Exercise of Warrant in Connection with a Designated Event.

(a)
Increase in Number of Shares Deliverable Upon Designated Event.

(i)
If a Designated Event occurs prior to the Expiration Date, the Company shall provide written notice to the Warrantholder of the anticipated date for the consummation of such Designated Event (the “Effective Date”) not less than fourteen (14) days prior to such Effective Date. If the Warrantholder elects to exercise this Warrant after delivery of such notice and through the fifth (5th) Business Day following the Effective Date of the relevant Designated Event (such period the “Designated Event Exercise Period”) by providing written notice to the Company of such election, such exercise shall be deemed to be “in connection with” such Designated Event and the Company will increase the number of shares of NVCE Stock to which the Warrantholder is entitled with respect to such exercise as provided in this Section 17. If the Warrantholder does not elect to exercise this Warrant during the Designated Event Exercise Period, the terms of this Section 17 shall continue to apply with respect to any subsequent Designated Event.

(ii)
Notwithstanding Section 17(a), the number of shares of NVCE Stock shall not be increased in the case of any Designated Event if at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a Designated Event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on the New York Stock Exchange or the NASDAQ (or any of their respective successors), or will be so traded immediately following such transaction, and as a result of such transaction such Warrants become exercisable solely for such consideration or NVCE Stock convertible into such consideration.

(b)
Notice of Designated Event. The Company shall notify the Warrantholders of the Effective Date of any Designated Event and issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases (and make the press release available on the Company’s website) announcing such Effective Date no later than five Business Days after such Effective Date. The Company will also use commercially reasonable efforts to give notice to Warrantholders of the anticipated Effective Date for a Designated Event (and issue a press release announcing same) not less than five Trading Days prior to the anticipated Effective Date to the extent reasonably practicable in the circumstances. The failure to deliver such notice or issue such press release shall not affect the validity of such transaction.

(c)
Additional Shares.

(i)
The number of additional shares of NVCE Stock to which a Warrantholder is entitled upon exercise of a Warrant in connection with any Designated Event shall be determined by reference to the table below in Section 17(c)(iii) and shall be based on the Effective Date of, and the Designated Price for, such Designated Event.

(ii)
The designated price set forth in the first row of the table below (i.e., the column headers) shall each be adjusted at the same time and in the manner as the Exercise Price is adjusted as set forth in Section 15

(iii)
The following table sets forth the number of additional shares of NVCE Stock to be delivered per share of NVCE Stock underlying this Warrant for the given Designated Price and Effective Dates:

Designated Price
Effective Date	$5,000	$10,000	$12,000	$14,000	$16,000	$18,000	$20,000	$22,000	$24,000	$26,000	$28,000	$30,000
12/29/2025	0.1000	0.2000	0.2292	0.2521	0.2713	0.2872	0.2885	0.2100	0.1446	0.0888	0.0414	0.0000
12/29/2026	0.0780	0.1800	0.2117	0.2379	0.2594	0.2778	0.2815	0.2045	0.1408	0.0869	0.0404	0.0000
12/29/2027	0.0560	0.1560	0.1900	0.2193	0.2444	0.2661	0.2720	0.1977	0.1358	0.0838	0.0389	0.0000
12/29/2028	0.0340	0.1270	0.1633	0.1957	0.2244	0.2494	0.2595	0.1882	0.1292	0.0796	0.0371	0.0000
12/29/2029	0.0160	0.0920	0.1283	0.1636	0.1969	0.2267	0.2410	0.1745	0.1196	0.0738	0.0343	0.0000
12/29/2030	0.0040	0.0510	0.0842	0.1193	0.1563	0.1911	0.2120	0.1523	0.1038	0.0638	0.0296	0.0000
12/29/2031	0.0000	0.0120	0.0300	0.0571	0.0919	0.1311	0.1600	0.1105	0.0733	0.0442	0.0204	0.0000
6/29/2032	0.0000	0.0010	0.0067	0.0200	0.0450	0.0811	0.1130	0.0705	0.0433	0.0250	0.0114	0.0000
12/29/2032	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(iv)
If the exact Designated Price and/or Effective Date are not set forth in the table above, then:

(1)
if the actual Designated Price is between two Designated Prices in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares of NVCE Stock to be delivered per Warrant shall be determined by a straight-line interpolation between the number of additional shares of NVCE Stock set forth for the higher and lower Designated Prices and/or the earlier and later Effective Dates in the table, based on a 365-day year, as applicable;

(2)
if the actual Designated Price is in excess of $30,000 per share (subject to adjustment as set forth in Section 15), no additional shares of NVCE Stock shall be delivered upon exercise of any Warrant in connection with the relevant Designated Event; and

(3)
if the Designated Price is less than $5,000 per share (subject to adjustment as set forth in Section 15), no additional shares of NVCE Stock shall be delivered upon exercise of any Warrant in connection with the relevant Designated Event.

(d)
Cash Designated Event Settlement. Except as otherwise provided in this Section 17, the Company will settle exercise of the Warrant exercised in connection with a Designated Event in accordance with Section 3; provided, however, that with respect to a Designated Event in connection with which (x) all holders of NVCE Stock receive only cash consideration for their shares of NVCE Stock and (y) all holders of Voting Common Stock receive only cash consideration for their shares of Voting Common Stock (such Designated Event, a “Cash Designated Event”) the Company will settle the Warrant, which shall be automatically exercised upon such event, by delivering, on the third Business Day after the date the Warrant is exercised, an amount of Cash equal to (i) the sum of (A) the number of shares of Voting Common Stock into which the NVCE Stock deliverable to the Warrantholder as a result of the Net Share Settlement calculation as of the Effective Date for the Cash Designated Event as described in Section 3(b) herein are convertible plus (B) the number of shares of Voting Common Stock into which the additional shares of NVCE Stock described in this Section 17 are convertible multiplied by (ii) the per-share amount of cash consideration paid in such Designated Event (the “Per Share Cash Designated Event Consideration”).

(e)
The Company shall not effect any Designated Event in which the Company is not the continuing or surviving parent corporation or transfers, conveys or otherwise disposes of all or substantially all of its assets, in each such case, unless proper provision shall have been made so that the appropriate successors, assigns or transferees assume and give effect to the obligations set forth herein.

18.         Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party (as determined in a final and non-appealable order of a court, arbitrator of other Governmental Entity) shall be entitled to reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection therewith.

19.         Tax Treatment of Cashless Exercise. If payment of the Exercise Price is effected pursuant to Section 3(b) by the Company withholding Shares from the amount of Shares that would otherwise be delivered to the Warrantholder, the Company and the Warrantholder shall treat such payment as a nontaxable event in which no gain is realized on the withheld Shares for all federal, state, and local income tax purposes, except as otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Internal Revenue Code) or any similar provision of state or local law.

20.         Transfer Taxes. The Company shall bear and pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of this Warrant or any shares of NVCE Stock issuable upon exercise of this Warrant; provided that the Company shall not be required to pay any such tax that may be payable in connection with any exercise of this Warrant to the extent such tax is payable because the registered holder of this Warrant requests NVCE Stock to be registered in a name other than such registered holder’s name and no such NVCE Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Company or has established to the satisfaction of the Company that such taxes have been paid or are not payable. The Company and the Warrantholder shall reasonably cooperate to avoid or minimize the imposition of transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes on the transactions described in the first sentence of this Section 20.

21.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, (b) upon delivery if delivered by email (provided that no auto-generated error or non-delivery or similar message (except for any “out of office” message) is generated in response thereto), (c) the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) the earlier of confirmation of receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)
if to the Company, to:

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
Attention: Christopher D. Maher
Email: cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Sven Mickisch; Matthew Nemeroff; Makala Kaupalolo
Email: Sven.Mickisch@stblaw.com;
Matthew.Nemeroff@stblaw.com; Makala.Kaupalolo@stblaw.com

and

(b)
if to the Warrantholder, to:

c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention: General Counsel
Email: notices@warburgpincus.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019
Attention: Mark F. Veblen
Email: MFVeblen@wlrk.com

22.         Miscellaneous. The provisions of Article VI of the Investment Agreement (other than Section 6.4) are hereby incorporated by reference into this Warrant, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such sections of the Investment Agreement being deemed a reference to this Warrant.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer as of June 1, 2026.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
	Name:	Christopher D. Maher
	Title:	Chief Executive Officer
	Address:	110 W. Front St. Red Bank, NJ 07701

Attest:

By:	/s/ Steven J. Tsimbinos
	Name:	Steven J. Tsimbinos
	Title:	Senior Executive Vice President & General Counsel

[Signature Page to Warrant]

Acknowledged and Agreed:

WPGG 14 ORION INVESTMENTS L.P.

By: WPGG 14 Orion Investments GP, Ltd,
its general partner

By:	/s/ Todd Schell
Name: Todd Schell
Title: Authorised Representative

[Signature Page to Warrant]

[Form of Notice of Exercise]

Date: ______________

TO:
[__________]

OceanFirst Financial Corp.

RE: Election to Subscribe for and Purchase NVCE Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby exercises the Warrant for the number of shares of the NVCE Stock set forth below and directs the Company to issue such shares of NVCE Stock to the Share Recipient set forth below. The undersigned, in accordance with Section 3(b) of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of NVCE Stock in the manner pursuant to Section 3(b) of the Warrant. A new warrant evidencing the remaining shares of NVCE Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Share Recipient(s): _______________

Number of Shares of NVCE Stock Exercised: _______________

Number of Shares of NVCE Stock to be Delivered After Application of Net Settlement Provisions of Section 3(b): _______________

Name and Address of Person to be
Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

[Form of Assignment to be Executed if Warrantholder
Desires to Transfer Warrants Evidenced Hereby]

FOR VALUE RECEIVED ________________________ hereby sells, assigns and transfers unto

(Please print name) identifying	(Please insert social security or other number)

Address

(City, including zip code)

the Warrant represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint _______________ as attorney to transfer said Warrant Certificate with full power of substitution in the premises.

Signature

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate and must bear a signature guarantee by a bank, trust company or member broker of the New York, Midwest or Pacific Stock Exchange)

Signature Guaranteed

[Form of Assignment]